Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contacts	Financial:
Wayne C. Pensky
203-969-0666 ext. 439
wayne.pensky@hexcel.com

Media:
Michael W. Bacal
203-969-0666 ext. 426
michael.bacal@hexcel.com

Hexcel Names Dr. Jeffrey A. Graves to Board of Directors

STAMFORD, CT. — July 13, 2007 — Hexcel Corporation (NYSE: HXL) today announced the naming of Dr. Jeffrey A. Graves to its board of directors.  Dr. Graves is the President, Chief Executive Officer and a director of C&D Technologies, Inc. (NYSE: CHP), a leading manufacturer of power storage systems and leading producer of electronic power supply and conversion products.  Dr. Graves has been with C&D since July 2005, and prior to joining C&D was employed by Kemet Electronics Corporation (NYSE: KEM), a manufacturer of high performance capacitor solutions, from 2001 to July 2005, where he last held the position of Chief Executive Officer.  From 1994 to 2001, Dr. Graves held a number of key leadership positions with General Electric Company’s Power Systems Division and Corporate Research & Development Center. Prior to working for GE, Dr. Graves held various positions of increasing responsibility at Rockwell International Corporation and Howmet Corporation.  Dr. Graves currently serves on the board of Teleflex Incorporated, as well as a variety of private companies and other business and non-profit organizations.

Mr. David E. Berges, Hexcel’s Chairman and Chief Executive Officer, said “Jeffrey Graves brings to the Hexcel board a unique combination of diverse managerial experience and a strong engineering background.  His prior scientific experience in the aerospace industry along with his managerial background at GE makes him exceptionally qualified to serve on our board.  Dr. Graves also has valuable experience as a CEO of two NYSE-listed public companies.  On behalf of the entire board, we look forward to working with him.”

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Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.